CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm in this Schedule 14A Information of Monteagle Fixed Income Fund, Monteagle Opportunity Equity Fund, Monteagle Quality Growth Fund, Monteagle Select Value Fund, Smart Diversification Fund and The Texas Fund, each a series of Monteagle Funds, under the heading “Independent Registered Public Accountants.”

Cohen & Company, Ltd.

Cleveland, Ohio

October 23, 2019